SCHEDULE A TO TRUST INSTRUMENT OF NEUBERGER&BERMAN
                            ADVISERS MANAGEMENT TRUST


Balanced Portfolio

Growth Portfolio

Liquid Asset Portfolio

Limited Maturity Bond Portfolio

Partners Portfolio

International Portfolio

Guardian Portfolio

Mid-Cap Growth Portfolio

Socially Responsive Portfolio



Effective August 19, 1998